Exhibit 3.1

Ally Financial Inc.

Certificate of Amendment of

Amended and Restated Certificate of Incorporation

Ally Financial Inc., a corporation organized and existing under the laws of the State of Delaware (“Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST, the name of the Corporation is Ally Financial Inc.

SECOND, the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 20, 2013.

THIRD, this Certificate of Amendment, which was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, amends Section A.2. of Article IV of the Amended and Restated Certificate of Incorporation so that, as amended, it reads as follows:

2. Subject to increase or decrease in accordance with Paragraph 2 of Exhibit J, 394,807,092 shares are shares of preferred stock, $0.01 par value per share (“Preferred Stock”) of which:

•	160,870,560 are designated as Preferred Stock, Series A (“GM Preferred Stock”)

•	8,330 are designated as Preferred Stock, Series C

•	2,576,601 are designated as Preferred Stock, Series E (“Class E Preferred Stock”)

•	228,750,000 are designated as Preferred Stock, Series F-2 (“Class F-2 Preferred Stock”)

•	2,576,601 are designated as Preferred Stock, Series G (“Class G Preferred Stock”)

•	Subject to increase or decrease in accordance with Paragraph 2 of Exhibit J, 15,000 are designated as Preferred Stock, Series H (“Class H Preferred Stock” )

in each case, upon the applicable terms, designations, powers and preferences as set forth in the applicable exhibit to this Certificate of Incorporation.

FOURTH, this Certificate of Amendment, which was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, amends the Amended and Restated Certificate of Incorporation to insert EXHIBIT I and EXHIBIT J of this Certificate of Amendment as EXHIBIT I and EXHIBIT J, respectively, to the Amended and Restated Certificate of Incorporation.

EXHIBIT I

A.	Definitions. As used in this Exhibit I, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treas. Reg. § 1.382–2T shall include any successor provisions):

1.	“Agent” has the meaning set forth in Section E. of this Exhibit I.

2.	“Board of Directors” or “Board” means the Board of Directors of the Corporation, including any duly authorized committee of the Board.

3.	“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

4.	“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

5.	A Person is deemed the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities of the Corporation that:

(i)	such Person is considered to own under general federal income tax principles,

(ii)	such Person would be deemed to indirectly or constructively own for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder or

(iii)	any other Person Beneficially Owns, but only if such Person and such other Person are part of the same group of Persons that, with respect to such security, are treated as one “entity” as defined under Treasury Regulation 1.382-3(a)(1).

6.	“Close of Business” on any given date means 5:00 p.m., New York City time on such date, or, if such date is not a Business Day, 5:00 p.m. New York City time on the next succeeding Business Day.

7.	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, including any successor statute.

8.	“Common Stock” means the common stock, par value $0.01 per share, of the Corporation and shares of capital stock of the Corporation issued in exchange or substitution for such Common Stock.

9.	“Corporation Security” or “Corporation Securities” means any of the following:

(i)	shares of Common Stock,

(ii)	warrants, rights, or options (including options within the meaning of Treas. Reg. § 1.382–2T(h)(4)(v) and Treas. Reg. § 1.382–4(d)(9)) to purchase Securities of the Corporation and

(iii)	any Stock;

provided, however, that “Corporation Security” or “Corporation Securities” does not mean shares of the Participating Preferred Stock, Series H, par value $0.01 per share, of the Corporation.

10.	“Excess Securities” has the meaning given such term in Section D.1. of this Exhibit I.

11.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

12.	“Existing Holder” means a Person who is a Five Percent Stockholder as of January 10, 2014.

13.	“Expiration Date” means the earliest of:

(i)	the Close of Business on the date of the third annual meeting of the stockholders of the Corporation following the Corporation’s 2014 Annual Meeting of the Stockholders;

(ii)	the date upon which the Board of Directors receives, at the Board’s request, a report from the Corporation’s advisors to the effect that due to the repeal of Section 382 of the Code, or any other change in law, this Exhibit I is no longer necessary for the preservation of Tax Benefits;

(iii)	the first day of any taxable year of the Corporation with respect to which the Board of Directors receives, at the Board’s request, a report from the Corporation’s advisors to the effect that no Tax Benefits may be carried forward; or

(iv)	such date as the Board of Directors determines for the restrictions set forth in Section B of this Exhibit I to terminate.

14.	“Five Percent Transaction” has the meaning set forth in Section B.1. of this Exhibit I.

15.	“Five Percent Stockholder” means a Person with a Beneficial Ownership of 4.99% or more of:

(i)	the Common Stock then outstanding or

(ii)	any class of Stock (other than Common Stock) then outstanding.

16.	“Market Price” per share of any securities of the Corporation on any date means the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any dividend, share split or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted by the Board of Directors in order to make it comparable with the closing price on such date.

As used in the definition of “Market Price”, the “closing price per share” of any securities of the Corporation on any Trading Day means: the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the New York Stock Exchange, or

(i)	if the securities are not listed on the New York Stock Exchange, as reported on the NASDAQ Stock Market or, if the securities are not listed on the New York Stock Exchange or NASDAQ Stock Market, as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the securities are listed or admitted to trading or,

(ii)	if the securities are not listed or admitted to trading on any national securities exchange, as reported by such other quotation system then in use or,

(iii)	if on any such Trading Day the securities are not listed or admitted to trading on any national securities exchange or quoted by any such quotation system, the average of the closing bid and asked prices in the over-the-counter market as furnished by a professional market maker making a market in the securities selected by the Board of Directors; or

(iv)	if on any such Trading Day the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, then “closing price per share” of such securities on such date means the fair market value per share of such securities on such Trading Day as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm.

17.	“Person” means (i) any individual, firm, partnership, limited liability company, trust, association, limited liability partnership, corporation or other “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i), including any successor (by merger or otherwise) of any such entity and (ii) the U.S. Government and any agency or instrumentality thereof.

18.	“Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

19.	“Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Exhibit I.

20.	“Proposed Transaction” has the meaning set forth in Section C.2. of this Exhibit I.

21.	“Purported Transferee” has the meaning set forth in Section D.1. of this Exhibit I.

22.	“Registration Rights Agreement” means the agreement contained in Exhibit F of the Bylaws of the Corporation.

23.	“Request” has the meaning set forth in Section C.2. of this Exhibit I.

24.	“Requesting Person” has the meaning set forth in Section C.2. of this Exhibit I.

25.	“Securities” and “Security” each has the meaning set forth in Section G. of this Exhibit I.

26.	“Security Entitlement” has the meaning set forth in Section 8–102(a)(17) of the Delaware Uniform Commercial Code, as amended from time to time.

27.	“Stock” means any interest or Security Entitlement of the Corporation that would be treated as “stock” of the Corporation pursuant to Treas. Reg. § 1.382–2(a)(3) or Treas. Reg. § 1.382–2T(f)(18).

28.	“Subsidiary” or “Subsidiaries” of any specified Person means any corporation or other entity a majority of the voting power of the equity securities or a majority of the equity or membership interest is Beneficially Owned, directly or indirectly, by such Person.

29.	“Tax Benefits” includes the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any of its Subsidiaries as of December 31, 2013, within the meaning of Section 382 of the Code.

30.	“Trading Day,” when used with respect to any securities of the Corporation, means a day on which the New York Stock Exchange is open for the transaction of business or, if such securities are not listed or admitted to trading on the New York Stock Exchange, a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a day on which the principal automated quotation system that reports trading in such securities is open for transaction of business or, if such securities are not listed on a national securities exchange or quoted on an automated quotation system, a Business Day.

31.	“Transfer” means any direct, indirect or deemed sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Corporation or any of its Subsidiaries, that alters the Beneficial Ownership of any Person, including the creation or grant of an option (including an option within the meaning of Treas. Reg. § 1.382–2T(h)(4)(v) or Treas. Reg. § 1.382–4(d)(9)) and the issuance by the Corporation of Stock upon the exercise of an option or warrant, but excluding:

(i)	the creation or grant of an option by the Corporation or

(ii)	the issuance or grant of Stock by the Corporation (except for stock issued upon the exercise of any warrant issued by the Corporation).

32.	“Transferee” means, with respect to any Transfer, any Person to whom Corporation Securities are, or are proposed to be, Transferred.

33.	“Transferor” means, with respect to any Transfer, any Person by or from whom Corporation Securities are, or are proposed to be, Transferred.

34.	“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

B.	Transfer and Ownership Restrictions.

1.	In order to preserve the Corporation’s ability to use the Tax Benefits to offset income or tax on such income, until the Expiration Date no Person (including for the avoidance of doubt the U.S. Government or any agency or instrumentality thereof) other than the Corporation shall, except as provided in Section C.1. below, Transfer to any Person (and any such attempted Transfer shall be void ab initio), any direct or indirect interest in any Corporation Securities to the extent that such Transfer, if effective, would cause the transferee or any other Person to become a Five Percent Stockholder, or would cause the Beneficial Ownership of a Five Percent Stockholder to increase (any such Transfer, a “Five Percent Transaction”). The prior sentence shall not preclude either the Transfer to the Depository Trust Company (“DTC”), Clearing and Depository Services (“CDS”) or to any other securities intermediary, as such term is defined in § 8-102(a)(14) of the Delaware Uniform Commercial Code, of Corporation Securities not previously held through DTC, CDS or such intermediary or the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange, any national securities quotation system or any electronic or other alternative trading system; provided that, if such Transfer or the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer subject to all of the provisions and limitations set forth in the remainder of this Exhibit I.

C.	Exceptions; Waiver of Transfer and Ownership Restrictions.

1.	Any Transfer of Corporation Securities that would otherwise be prohibited pursuant to Section B.1. of this Exhibit I shall nonetheless be permitted if:

(i)	prior to such Transfer being consummated (or, in the case of an involuntary Transfer, as soon as practicable after the transaction is consummated), the Board of Directors approves the Transfer in accordance with Section C.2. or C.3. of this Exhibit I (such approval may relate to a Transfer or series of identified Transfers and may provide the effective time of such transfer which could be retroactive);

(ii)	such Transfer is pursuant to any transaction, including, but not limited to, a merger, consolidation, mandatory share exchange or other business combination in which all holders of Corporation Securities receive, or are offered the same opportunity to receive, cash or other consideration for all such Corporation Securities, and upon the consummation of which the acquiror owns at least a majority of the outstanding shares of Common Stock;

(iii)	such Transfer is a Transfer to any employee stock ownership or other employee benefit plan of the Corporation or a Subsidiary of the Corporation (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Corporation or of any Subsidiary of the Corporation); or

(iv)	such Transfer is a Transfer to any underwriter, dealer or initial purchaser (within the meaning of “underwriter” in Treas. Reg. § 1.382-3(j)(7), as determined by the Board of Directors) from (x) an “Eligible Holder” (as such term is defined in the Registration Rights Agreement) for resale in a transaction contemplated by the Registration Rights Agreement or (y) the United States Department of the Treasury for resale in a similar transaction contemplated by any other agreement with the Corporation which grants the United States Department of the Treasury registration rights; provided, however, that Transfers by such underwriter, dealer or initial purchaser in such offering remain subject to this Exhibit I.

2.	The restrictions contained in this Exhibit I are for the purposes of reducing the risk that any “ownership change” (as defined in the Code) with respect to the Corporation may limit the Corporation’s ability to utilize its Tax Benefits. The restrictions set forth in Section B.1. of this Exhibit I shall not apply to a proposed Transfer that is a Five Percent Transaction if the Transferor or the Transferee obtains the authorization of the Board of Directors in the manner described below.

(i)	In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect a transaction that may be a Five Percent Transaction (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board of Directors review the Proposed Transaction and authorize or not object to the Proposed Transaction in accordance with this Section C.2. A Request shall be delivered by registered mail, return receipt requested, to the Secretary of the Corporation at the Corporation’s principal executive office. Such Request shall be deemed to have been made when actually received by the Corporation. A Request shall include:

(a)	the name and address and telephone number of the Requesting Person;

(b)	the number and percentage of Corporation Securities then Beneficially Owned by the Requesting Person, together with all Affiliates of the Requesting Person, and

(c)	a reasonably detailed description of the Proposed Transaction or Proposed Transactions by which the Requesting Person would propose to effect a Five Percent Transaction and the proposed tax treatment thereof.

(ii)	The Board of Directors shall, in good faith, endeavor to respond to a Request within forty-five (45) Business Days of receiving such Request; provided that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Request.

(iii)	The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Corporation or the Board of Directors and its advisors to assist the Board of Directors in making its determination. The Board of Directors shall only authorize a Proposed Transaction if it receives, at the Board’s request, a report from the Corporation’s advisors to the effect that the Proposed Transaction does not create a significant risk of material adverse tax consequences to the Corporation or the Board of Directors otherwise determines in its sole discretion that granting the Request is in the best interests of the Corporation. Any Request may be submitted on a confidential basis and, except to the extent (x) required by applicable law or regulation, (y) required pursuant to a valid and effective subpoena, order, or request issued by a court of competent jurisdiction or by a governmental or regulatory body or authority or (z) provided to regulatory or governmental authorities with jurisdiction over the Corporation and its affiliates, the Corporation shall maintain the confidentiality of such Request and the determination of the Board of Directors with respect thereto for a period of three years from the date of the Request, unless the information contained in the Request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available.

(iv)	The Request shall be considered and evaluated by directors serving on the Board of Directors who are independent of the Corporation and the Requesting Person and disinterested with respect to the Request, who shall constitute a committee of the Board for this purpose, and the action of a majority of such independent and disinterested directors, or any committee of the Board consisting solely of these directors, shall be deemed to be the determination of the Board of Directors for purposes of such Request. Furthermore, the Board of Directors shall approve within twenty (20) Business Days of receiving a Request as provided in this Section C.2. of:

(x)	any proposed Transfer that does not cause any aggregate increase in the Beneficial Ownership of Stock by Five Percent Stockholders (as determined after giving effect to the proposed Transfer) over the lowest Beneficial Ownership of Stock by such Five Percent Stockholders (as determined immediately before the proposed Transfer) at any time during the relevant testing period, in all cases for purposes of Section 382 of the Code

(y)	any proposed Transfer by the United States Department of the Treasury if such proposed Transfer and all prior and anticipated Transfers or other transactions effected or expected to be effected during the relevant testing period (including, without limitation, any possible Transfer by an Existing Holder (other than the United States Department of the Treasury) that would effect an “owner shift” (as defined in the Code)) do not result in an aggregate “owner shift” (as defined in the Code) of more than 40 percentage points as determined for purposes of Section 382 of the Code, taking into account both the Regulations thereunder and the provisions of IRS Notice 2010-2, insofar as they are relevant in determining, among other things, whether the Beneficial Ownership of any Five Percent Stockholder has increased and

(z)	any proposed acquisition by an Existing Holder (other than the United States Department of the Treasury), if such proposed acquisition and all prior and anticipated acquisitions or transactions effected or expected to be effected during the relevant testing period does not result in any Existing Holder (other than the United States Department of the Treasury) being the Beneficial Owner of more than 9.9% of the outstanding Common Stock for purposes of Section 382 of the Code.

For the avoidance of doubt, for purposes clauses (iv)(x), (y) and (z) above, all Transfers shall be taken into account notwithstanding that pursuant to Notice 2008-84 (and any regulations issued pursuant thereto) no testing date may have occurred with respect to such Transfer.

3.	In addition to Section C.2., the Board of Directors may determine that the restrictions set forth in Section B.1. of this Exhibit I shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board of Directors, including a Request pursuant to Section C.2. of this Exhibit I, subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board of Directors hereunder may be made prospectively or retroactively.

4.	The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Exhibit I through duly authorized officers or agents of the Corporation.

D.	Excess Securities.

1.	Neither the Corporation nor any of its agents shall record any Prohibited Transfer, and the purported Transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled to any rights with respect to the Excess Securities, including rights of stockholders of the Corporation with respect to such Excess Securities, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the Transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section E of this Exhibit I or until an approval is obtained under Section C of this Exhibit I. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section D or Section E of this Exhibit I shall also be a Prohibited Transfer.

2.	The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Exhibit I, including, without limitation, authorizing, in accordance with Section I of this Exhibit I, such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s Beneficial Ownership of Stock and other evidence that a Transfer will not be prohibited by this Exhibit I as a condition to registering any Transfer.

E.

Transfer to Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty (30) days of the date on which the Board of Directors determines that the attempted Transfer constitutes a Prohibited Transfer, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, or, in the case of uncertificated Stock, shall automatically be deemed to be transferred to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer; and provided further that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities, would otherwise adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds and Prohibited Distributions not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section F of this Exhibit I if the Agent rather than the Purported Transferee had resold the Excess Securities for an amount equal to the proceeds of such sale by the Purported Transferee (and taking into account only the actual costs incurred by the Agent).

F.	Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows:

1.	first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

2.	second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the Market Price at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer); and

3.	third, any remaining amounts shall be paid to the Transferor that was party to the subject Prohibited Transfer, or, if the Transferor that was party to the subject Prohibited Transfer cannot be readily identified, to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors.

The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any Transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section F. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section F inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

G.

Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause the transferee or any other Person to become a Five Percent Stockholder, or would cause the Beneficial Ownership of a Five Percent Stockholder to increase, the application of Section E and Section F of this Exhibit I shall be modified as described in this Section G. In such case, no such Five Percent Stockholder shall be required to dispose of any interest that is not a Security, but such Five Percent Stockholder and/or any Person whose ownership of

Securities is attributed to such Five Percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five Percent Stockholder, following such disposition, not to be in violation of this Exhibit I. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections E and F of this Exhibit I, except that the maximum aggregate amount payable either to such Five Percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the Market Price of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five Percent Stockholder or such other Person. The purpose of this Section G is to extend the restrictions in Sections B and D of this Exhibit I to situations in which there is a Five Percent Transaction without a direct Transfer of Securities, and this Section G, along with the other provisions of this Exhibit I, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

H.	Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof, in either case, with any Prohibited Distributions, to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section E of this Exhibit I (whether or not made within the time specified in Section E of this Exhibit I), then the Corporation may take any actions it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section H shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Exhibit I being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section E of this Exhibit I to constitute a waiver or loss of any right of the Corporation under this Exhibit I.

The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Exhibit I.

I.	Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information, to the extent reasonably available and legally permissible, as the Corporation may reasonably request from time to time in order to determine compliance with this Exhibit I or the status of the Tax Benefits of the Corporation.

J.	Legends. The Board of Directors may require that the registration of the Stock on the stock transfer books of the Corporation, or any certificates issued by the Corporation evidencing ownership of a share of Stock, that is subject to the restrictions on transfer and ownership contained in this Exhibit I bear the following legend:

“THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO EXHIBIT I OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ALLY FINANCIAL INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.”

The Board of Directors may also require that any certificates or other evidence of ownership issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section C of this Exhibit I also bear a conspicuous legend referencing the applicable restrictions.

The Corporation may make appropriate notations upon its stock transfer records or other evidence of ownership and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Exhibit I for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

K.	Authority of Board of Directors.

1.	All determinations and interpretations of the Board of Directors shall be interpreted or determined, as the case may be, by the Board of Directors, in its sole discretion and shall be conclusive and binding for all purposes of this Exhibit I.

2.	The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Exhibit I, including, without limitation, (i) the identification of Five Percent Stockholders, (ii) whether a Transfer is a Five Percent Transaction or a Prohibited Transfer, (iii) the Beneficial Ownership in the Corporation of any Five Percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or Market Price) due to a Purported Transferee pursuant to Sections E and F of this Exhibit I, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Exhibit I. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Exhibit I for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Exhibit I.

3.

Nothing contained in this Exhibit I shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, and without any further action by the stockholders of the Corporation, (i) modify the definition of Beneficial Ownership in the Corporation, Five Percent Stockholder or the Persons covered by this Exhibit I, (ii) modify the definitions of any other terms set forth in this Exhibit I or (iii) modify the terms of this Exhibit I as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code (or other sections of the Code or any similar state law, if applicable) as a result of any changes in applicable law or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it receives a report, at the Board’s request, from the Corporation’s advisors to the effect that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of certain restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. The Board shall cause the prompt public announcement of such modification in such manner as the Board determines appropriate under the circumstances. In the case of an ambiguity in the application of any of the provisions of this Exhibit I, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Exhibit I requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Exhibit I. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other Persons for all other purposes of this Exhibit I. The Board of Directors may delegate all or any portion of its duties and powers under this Exhibit I to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Exhibit I through duly authorized officers or agents of the Corporation.

L.	Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller or other officers of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and representatives in making the determinations and findings contemplated by this Exhibit I, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities Beneficially Owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Exchange Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

M.	Benefits of This Exhibit I. Nothing in this Exhibit I shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Exhibit I. This Exhibit I shall be for the sole and exclusive benefit of the Corporation and the Agent.

N.	Severability. The purpose of this Exhibit I is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Exhibit I or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Exhibit I.

O.	Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Exhibit I:

1.	no waiver will be effective unless expressly contained in a writing signed by the waiving party, and

2.	no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

P.	Limitation of Liability. To the maximum extent permitted by Delaware law, no director of the Corporation shall be liable for any breach of any duty under this Exhibit I, it being understood that no director shall be responsible to the Corporation, any stockholder or any other Person for any action taken or omitted to be taken under this Exhibit I. In particular, without creating any liability to any Person, the Board of Directors may distinguish between stockholders in connection with any Request under this Exhibit I.

Q.	Termination. In the case of a termination of this Exhibit I pursuant to clauses (ii), (iii) or (iv) in the definition of “Expiration Date,” the Corporation will issue promptly a public announcement of such termination in such manner as the Board determines is appropriate under the circumstances.

EXHIBIT J

PARTICIPATING PREFERRED STOCK,

SERIES H, OF ALLY FINANCIAL INC.

1. The distinctive serial designation of this series shall be “Participating Preferred Stock, Series H” (hereinafter called “this Series”). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

2. The number of shares in this Series shall initially be 15,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares which are whole number multiples of one one-hundredth of a share, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

3. The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $4,218.75 over the aggregate dividends paid per whole share of this Series during the three month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 100 shares of common stock, par value $0.01 per share (“Common Stock”), of the Corporation. In the event the Corporation shall at any time after the close of business on the Separation Time (as such term is defined in the Tax Asset Protection Plan, dated as of January 10, 2014, between the Corporation and Computershare Trust Company, N.A.) (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend or other distribution) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid. When dividends are not paid in full upon this Series and any other stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other stock ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share on this Series and such other stock shall bear to each other the same ratio that accumulated dividends per share on the shares of the Series and such other stock bear to each other. Neither the Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

4. In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

5. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $1,000.00 or (B) the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this paragraph 5., no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to this paragraph 5. above before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

For the purposes of this paragraph 5., the consolidation or merger of, or binding statutory share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

6. The shares of this Series are not subject to any right of redemption.

7. In addition to any other vote or consent of stockholders required by law or by the Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time, and including each certificate of designation and other exhibit adopted with respect thereto (the “Charter”), and except as otherwise required by law, each share (or fraction thereof) of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and shall have the number of votes thereon that a holder of the Reference Package would have.

8. This Series shall rank as to the payment of dividends and distributions and amounts upon liquidation, dissolution and winding-up junior to all other series or shares of Preferred Stock unless otherwise expressly provided in the terms of such series or shares of Preferred Stock and, for the avoidance of doubt, shall be considered “Junior Stock” for purposes of the Certificate of Designations of each of the Corporation’s Fixed Rate / Floating Rate Perpetual Preferred Stock, Series A and the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series G, which are included as Exhibit A and Exhibit G to the Charter, respectively.

9. In the event that the Corporation or its agents determine that they are obligated to withhold or deduct any tax or other governmental charge under any applicable law on actual or deemed payments or distributions to a holder of the shares of this Series, the Corporation or its agents shall be entitled to (i) deduct and withhold such amount by withholding a portion or all of the cash, securities or other property otherwise deliverable or by otherwise using any property that is owned by such holder, or (ii) in lieu of such withholding, require any holder to make a payment to the Corporation or its agent, in each case in such amounts as they deem necessary to meet their withholding obligations, and in the case of (i) above, shall also be entitled, but not obligated, to sell all or a portion of such withheld securities or other property by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges.

The Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 10th day of January, 2014.

/s/ Cathy L. Quenneville
Name:	Cathy L. Quenneville
Title:	Secretary

[Signature Page to Certificate of Amendment]